                                                                    Exhibit 10.2

                                      LEASE

         THIS INSTRUMENT OF LEASE made this 7th day of August, 1998, by and between MICHAEL ROSE DBA WASHINGTON PROPERTIES, 23 Public Square, Suite 200, Medina, Ohio 44256, (hereinafter called "LANDLORD") and WESTERN RESERVE BANCORP, INC. (hereinafter called "TENANT").

                                   WITNESSETH:

         SPACE RENTED: That the Landlord does hereby let and lease to the Tenant the space designated on Exhibit A attached hereto within the commercial office building located at 4015 MEDINA ROAD, MEDINA, OHIO 44256 (the "Premises") and in addition thereto Tenant's pro rata share of the common area space of the entire office building. Together such total leased space is hereby described as the "Leased Rentable Space."

         TERM/EXTENSIONS: The Tenant shall have and hold the Leased Rentable Space for the full term of Ten (10) year(s), beginning on November 1, 1998 and terminating October 31, 2008, provided, however, at the expiration of the initial ten (10) year term, the Tenant shall have the right and option to renew the Lease for up to two (2) consecutive additional five (5) year terms, upon the same terms and conditions provided in the original term of the Lease, unless the Tenant is in default under the terms of the Lease.

         RENT: The yearly rental for the first year which shall commence November 1, 1998, shall be One Hundred Four Thousand Four Hundred Sixty Three and 00/100 Dollars ($104,463) payable in equal monthly installments of Eight Thousand Seven Hundred Five and 25/100 Dollars ($8,705.25), payable on the first day of each and every month in advance during the term of the Lease. Commencing with the fourth year of this Lease term and each year thereafter including each year of any renewal term, the rent shall be increased by 2% over the prior year's rent. Accordingly, the rent for each year of the term of the Lease shall be as set forth on Schedule 1 attached hereto. Failure of the Tenant to make monthly installments as required under the terms of this Agreement shall be considered a violation of this Lease Agreement and the Landlord may take whatever action is necessary to secure his rights under this Agreement. Failure to make the monthly rental payment within five (5) days after the due date shall result in a late charge of $100.00.

         UTILITIES: Tenant shall promptly pay for utilities rendered or furnished to the premises and Tenant's pro rata share of the common area utilities during the term of this Lease, including water, gas, electricity, trash and sewer charges. Since utilities may not be individually metered, Tenant is responsible for paying a "pro rata share" (as defined below) of all utilities paid by Landlord. Landlord shall not be responsible to Tenant in damages or otherwise if any one or more of said utility services or obligations is interrupted or terminated by reason of any cause beyond Landlord's reasonable control. No such interruption or termination of utility services shall relieve Tenant from any of its obligations under this Lease, unless such interruption causes the Leased Premises to be unusable by Tenant for in excess of three (3) days in which case the rent shall be reduced accordingly.

         COMMON AREA MAINTENANCE AND REPAIR: Tenant shall be responsible for its pro rata share of all common area maintenance expenses and repairs, including exterior, interior, roof, parking lot and all other exterior and interior structural fixtures and equipment, including HVAC systems.

         REAL ESTATE TAXES AND INSURANCE: Tenant shall also pay its pro rata share of all real estate taxes and assessments levied on the leased premises and insurance premiums for fire and extended hazard and all other insurance premiums including liability insurance for the leased premises.

         PRO RATA SHARE: Tenant's "pro rata share" shall be the ratio or percentage which the number of leased rentable space bears to the total number of square feet of gross rentable floor area of the entire office building. The total gross rentable floor area of the office building is 32,759 square feet; the number of leased rentable square feet of floor area of Tenant's suite is 7,884. Tenant's pro rata share is 24%.

         TRIPLE NET LEASE: This Lease is and shall be deemed and construed to be a "pure net" or "triple net" Lease and the fixed rent and supplemental payments specified herein shall be net to the Landlord in each month during the term of this Lease.

         COVENANTS OF TENANT: Tenant does hereby covenant and agree with Landlord as follows:

         1. Tenant's premises shall be constructed according to the plans and specifications attached hereto as Exhibit "B" and made a part hereof. Also attached hereto as Exhibit "B" is the finish allowance description for Tenant's office space identifying the base space provided to Tenant


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without improvements, Tenant's responsibility for improvements, and Tenant's responsibility for excess costs of completing such improvements above Tenant's allowance.

         2. Tenant will pay said rent at the time and place in the manner aforesaid.

         3. Tenant will make all repairs to the interior of its premises and it will indemnify and save harmless said Landlord from and against all liens, claims or damages by reason of any repairs or improvements which may be made by said Tenant on said premises. The Tenant will make no structural changes to the premises without the consent of the Landlord.

         4. Tenant will use and occupy said premises in a careful, safe and proper manner.

         5. Tenant will fully comply with and obey all laws, ordinances, rules, regulations, and requirements of all regularly constituted authorities in any way affecting said premises, or the use thereof, of this Lease.

         6. Tenant will not commit or suffer any waste therein.

         7. Tenant will not manufacture or sell, or permit to be sold on the premises during said term, any intoxicating liquor.

         8. Tenant will not assign this Lease, or under let said premises or any part thereof, without the written consent of the Landlord, provided, however, that Tenant may assign this Lease to Western Reserve Bank, a commercial bank in organization pursuant to the laws of the State of Ohio, or another wholly owned subsidiary without the consent of Landlord.

         9. Tenant will make no change in the construction of the building on said premises without the prior written consent of the Landlord.

         10. Tenant will not cause damage or attach anything to the woodwork or doors on said premises.

         11. Tenant will permit said Landlord or agents of the Landlord upon reasonable notice to enter upon said premises at all reasonable times to examine the condition of said premises except notice may be dispensed with should entry upon said premises by Landlord be necessitated by emergency.

         12. Landlord shall not be liable to the Tenant or any other person for any damage to person or property on said premises.

         13. Tenant will pay all loss and damage to Landlord occasioned by or growing out of the use and occupation of said premises by the Tenant and/or the agents or employees of the Tenant, and that the Tenant will indemnify, protect and save harmless the Landlord from and against any



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

loss or liability thereby or therefrom; and from and against any expense, cost and attorney fees incurred in connection with any such claim.

         Tenant shall maintain, at its own expense, fire and extended coverage insurance upon the Lease improvements and betterments, trade fixtures and equipment, stock in trade, furnishings and other appurtenances to its business, in an amount not less than 80 percent (80%) of its full insurable value. In addition, Tenant agrees to maintain both Tenant and Landlord as insured with single limits of $1,000,000.00 for bodily injury to or death of one or more persons and $100,000.00 on account of damage to property arising out of the use and occupancy by Tenant, its agents, employees, licensees and invitees of the premises and/or common areas.

         14. All property owned or belonging to Tenant in said building or upon said premises shall be situated thereon at the sole risk of the Tenant. The Tenant shall do nothing to increase the insurance risk to the building and any conduct on the part of the Tenant which would increase the insurance premium shall be considered a breach of this agreement.

         15. Tenant will surrender and deliver up said premises at the end of said term in as good order and condition as the same now are or may be put by the Landlord, reasonable use and natural wear and tear, or casualty excepted.

         16. Tenant will be responsible for the replacement of all light bulbs and plunging of clogged toilets within the premises.

         17. Tenant shall not permit animals of any kind, with the exception of guide dogs for the handicapped, upon the premises nor in any way utilize the premises for a purpose other than to conduct the activity which is set forth under the section entitled Use of the Premises.

         18. Tenant shall erect only such signs advertising Tenant's business as shall be in conformity with all applicable codes and ordinances and shall be approved by Landlord, in writing, as to the size, type, color, style and location thereof, which approval shall not be unreasonably withheld. Upon vacating the premises, Tenant agrees to remove all signs and repair all damages caused by such removal.

         19. Tenant shall be responsible for cleaning and maintaining its own premises. Landlord shall be responsible for cleaning and maintaining the common areas at Tenant's pro rata cost in accordance with the provisions on maintenance and repair hereinabove set forth.

         20. If Tenant changes the locks on its doors, at any time during the term of the this Lease or any renewal of same, Tenant will cause the locksmith to key new locks to the Landlord's master



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key and provide two (2) new keys to Landlord, subject to and restrictions imposed by security laws governing banks in the State of Ohio.

         21. If Tenant wishes to use elevators for moving furniture and equipment to the premises, elevators must be reserved in advance, the appropriate door stop key must be used, and Tenant must use elevator pads to protect elevators from damage.

         22. Tenant shall maintain the premises as a smoke-free environment.

         23. Tenant is responsible for window cleaning inside the suite. If said cleaning is not done on a regular basis, Landlord reserves the right to have the window cleaning done and to bill Tenant accordingly.

         24. Tenant shall have use of such parking spaces as are reasonably designated by Landlord.

         COVENANTS OF THE LANDLORD: And said Landlord, his heirs, successors, or assigns, hereby covenants and agrees with said Tenant, its successors or assigns:

         1. Tenant paying the rents and keeping and performing the covenants of this Lease on its part to be kept and performed, said Tenant shall peaceably and quietly hold, occupy and enjoy said premises during said term, without any hindrance or molestation by any person whatsoever.

         2. Landlord will make all necessary repairs to the roof and exterior walls of said building and keep in repair the electrical system, water system and the HVAC system in said building and shall repair any damage due to ordinary wear and tear on said systems. However, the cost of such repairs shall be allocated to Tenant in accordance with the provisions on maintenance and repair hereinabove set forth.

         3. Landlord acknowledges that Tenant may assign this Lease to Western Reserve Bank, a commercial bank in organization pursuant to the laws of the State of Ohio, or another wholly owned subsidiary without the consent of Landlord. Further, in the event that Tenant is unsuccessful in obtaining any necessary approval from the Ohio Division of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Bank or any other regulatory entity, or Western Reserve Bank is unable to commence operations, this Lease shall be deemed null and void and neither the Tenant nor any other party related to the Tenant shall be obligated to Landlord pursuant to the terms of this Lease; provided, however, that Tenant shall be obligated to reimburse Landlord for all leasehold improvements to the Leased Space that are "unique" to the operation of a bank at the Leased Space and not readily useable by another tenant.


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         4. Notwithstanding any other provisions contained in this Lease, in the event (a) Tenant or its successors or assignees become insolvent or bankrupt, or if it or their interests under this Lease shall be levied upon or sold under execution or other legal process, or (b) the depository institution then operating on the Leased Premises is closed or is taken over by any depository institution supervisory authority ("Authority"), Landlord may, in either such event, terminate this Lease only with the concurrence of any Receiver or Liquidator appointed by such Authority; provided, that in the event this Lease is terminated by the Receiver or Liquidator, the maximum claim of Landlord for rent, damages, or indemnity for injury resulting from the termination, rejection, or abandonment of the unexpired Lease shall by law in no event be in an amount greater than all accrued and unpaid rent to the date of termination.

         MUTUAL COVENANTS: The parties to this Lease hereby covenant and agree as follows:

         1. This Lease and all the covenants, provisions, terms, and conditions and agreements herein contained shall inure to the benefit of and be binding upon the heirs, successors, executors, administrators and assigns of the parties. However, any assignment from, through or under the Tenant in violation of the covenants, provisions, terms and conditions hereof, or any of them, shall not vest any right, title or interest whatever in the assignee and shall be null and void unless expressly assented to in writing by Landlord.

         2. The Landlord and its assigns shall warrant and defend the Tenant in the enjoyment and peaceable possession of the above demised premises, during the term aforesaid, if the Tenant shall perform all and singular the covenants herein agreed to be performed on the part of the Tenant.

         USE OF THE PREMISES: The Tenant shall have the right to use the premises for office space.

         SECURITY DEPOSIT: Upon signing of this Lease agreement, a security deposit in the amount of Eight Thousand Seven Hundred Five and 25/100 Dollars ($8,705.25) shall be paid to the Landlord. Said deposit shall be returned to the Tenant without interest upon the completion of the Lease, provided the terms of the Lease have been met and there has been no damage to the premises requiring repair or cleaning.

         DEFAULT: Except as expressly set forth herein, Landlord, in addition to all other remedies given to Landlord in law or in equity, may, by written notice to Tenant, terminate this Lease, or without terminating this Lease reenter the premises by summary proceedings or otherwise, and may depossess Tenant in any of the following circumstances:



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         a. In the event Tenant shall be in default in the payment of rent or any other additional charge or charges, or in the payment of any other sums of money required to be paid by Tenant to Landlord under this Lease, and such default shall continue for a period of ten (10) days after written notice by Landlord to Tenant to cure such default.

         b. In the event Tenant shall be in default in the performance of any other covenants, terms, conditions, provisions, rules and regulations of this Lease, except those items listed in the above section (a) and if such default is not cured within thirty (30) days after written notice thereof given by Landlord, excepting such defaults that cannot be cured completely within such thirty (30) day period, and Tenant, within said thirty (30) day period promptly commences to proceed with diligence and in good faith to remedy such default.

         c. If Tenant shall file a petition in bankruptcy; there be filed against Tenant a petition in bankruptcy which has not been dismissed within ninety (90) days of filing of said petition; or Tenant be adjudicated a bankrupt; or if Tenant shall make application for relief under any state or local insolvency law, or shall make a general assignment for the benefit of creditors, or if a receiver or trustee shall be appointed for Tenant's property and the same is not discharged within ninety (90) days, or if the interest of Tenant in the premises shall be offered for sale or sold under execution or other legal process.

         d. If Tenant shall vacate the premises or fail to continuously occupy and conduct Tenant's business in the premises.

         Landlord shall have whatever legal rights Landlord is entitled to in order to remove all persons therefrom, to recover possession thereof by legal proceedings or otherwise and to use such reasonable force as is necessary to enter and regain possession thereof as Landlord shall deem proper without being liable to any civil action or prosecution therefore.

         No such entry by Landlord shall be deemed a termination of this Lease or an acceptance of a surrender of this Lease. In the event of such reentry, Landlord shall have the right to relet or subdivide the premises for any period equal to or greater than the remainder of the original term of this Lease, for any rental which it may deem reasonable, to any other tenant which Landlord may select, and for any use and purpose which Landlord may designate.

         In the event of a reletting, Landlord may apply the rent therefrom first to the payment of Landlord's expense, including, but not limited to, reasonable attorney's fees incurred by reason of Tenant's default and the reasonable expenses of reletting, including, but not limited to, repairs,


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brokerage fees, subdividing, renovation or alteration of the premises, and then to the payment of rent and all other sums due from Tenant hereunder, Tenant remaining liable for any deficiency.

         In the event of a default by Tenant of any of the terms, provisions, covenants, conditions, rules and regulations of this Lease, Landlord shall have the right to injunction and the right to invoke any remedy permitted to Landlord in law or in equity. All remedies available to Landlord are declared to be cumulative and concurrent. No termination of this Lease, nor any taking or recovering of possession of the premises, shall deprive Landlord of any of its remedies or actions against Tenant for past or future rent, nor shall the bringing of any action for rent or other default be constructed as a waiver of the right to obtain possession of the premises.

         HOLDOVER BY TENANT: Unless ninety (90) days written notice, time being of the essence, is given prior to the expiration of the Lease term by Tenant to Landlord of its desire to exercise its renewal option(s) set forth above to extend the term of this Lease, the Tenant shall be deemed to be occupying the Premises as a tenant from month to month, at a monthly rental equal to one hundred twenty five percent (125%) of the fixed minimum rent payable during the last month of the Lease term, together with all additional charges set forth in this Lease.

         Notwithstanding the foregoing paragraph, the rent under any renewal hereunder shall be governed by the provisions for increases in the yearly rent and such increases shall be based on the yearly rent for the last year of the Lease term prior to the automatic renewal provisions hereunder.

         COMPLETE AGREEMENT: This Lease contains the entire agreement between the parties and no agent, representative, salesmen or affiliate of Landlord hereto has authority to make or has made any statement, agreement or representation, either oral or written, in connection herewith, modifying, adding or changing the terms and conditions herein set forth. No prior dealings between the parties or custom shall be permitted to contradict, add to or modify the terms hereof. No modification of this Lease shall have force or effect unless and until same is returned to Tenant duly executed by Landlord.

         SUCCESSORS AND ASSIGNS: The conditions, covenants and agreements contained in this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.



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         IN WITNESS WHEREOF, the parties hereto have executed this Lease on the date and year first above written.

WITNESSES:                          MICHAEL ROSE DBA WASHINGTON PROPERTIES
                                    (LANDLORD)
/s/                                 /s/ Mike Rose
-----------------------             ---------------------------------
Signature

-----------------------
Name

                                    WESTERN RESERVE BANCORP, INC.
                                    (TENANT)

/s/                                    BY: /s/ E.J. McKeon
----------------------                 ------------------------------
Signature
                                    NAME:  Edward J. McKeon
                                         ----------------------------
--------------------------------
Name                                TITLE: President/CEO
                                          ---------------------------

This instrument prepared by:

Washington Properties, Inc.
23 Public Sq., Suite 200
Medina, OH 44256


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



STATE OF OHIO     )
                  ) SS
COUNTY OF MEDINA  )

         BEFORE ME, a Notary Public in and for said County and State, personally appeared the above-named MICHAEL ROSE DBA WASHINGTON PROPERTIES, who acknowledged that he did sign the foregoing instrument with full authority and that the same was his free act and deed.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal at
this            day of               , 19          .
    ----------        --------------     ----------

                                                  ----------------------
                                                  NOTARY PUBLIC

STATE OF          )
                  )SS
COUNTY OF         )

         BEFORE ME, a Notary Public in and for said County and State, personally appeared the above-named WESTERN RESERVE BANCORP, INC. by , its ,who acknowledged that he did sign the foregoing instrument with full authority and the same is his free act and deed and the free act and deed of such corporation.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at
 this      day of , 19     .
     ------           -----


                                                  ------------------------
                                                  NOTARY PUBLIC



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                                   Exhibit "B"

         This Addendum to Lease Agreement, made this 28th day of April, 1998, by and between MICHAEL ROSE DBA WASHINGTON PROPERTIES ("Landlord"), and WESTERN RESERVE BANCORP ("Tenant").

                          FINISH ALLOWANCE DESCRIPTION
                         WESTERN RESERVE OFFICE BUILDING

Rental rates for the Western Reserve Office Building are based on a tenant finish allowance of $25.00 per square foot or rental area exclusive of common areas. The rental allowance is intended to be applied to the costs of improvements of all spaces to the specifications of the individual tenants. Tenants will be responsible for all improvement costs which are in excess of this $25.00 allowance. These costs are to be amortized with interest at 9.75% over the length of the lease, or the tenant may elect or pay directly for all additional costs. Should improvement costs be less than the allowance amount, the rental rate shall be adjusted to correspond.

Spaces are furnished to the tenants without improvements as follows:

a. Enclosing walls for the tenant space are provided with exposed stud and insulation.

b. The floor is exposed unfinished concrete.

c. The ceiling is exposed steel joist and deck on the first two levels and will be unfinished gypsum board attached to the bottom of the roof trusses on the upper level.

d. Electrical is provided to each floor at a central location adjacent to one of the stair towers.

e. Suite entrance door and lock set is provided.

f. Piping for the HVAC air handlers is provided in the area of the air handlers.

Tenants are responsible for the costs associated with the design and construction (labor & material) required to finish the space beyond the base space as indicated above. The following is a brief outline of the typical improvements for which the tenants will be responsible. There may be additional items specifically associated with individual tenants which are not indicated below.

a. All architectural and design costs associated specifically with the layout of the individual tenant space.

b. All permit and inspection fees related to the tenant improvements.

c. Construction of all partitions within the tenant space including the installation of gypsum wallboard and insulation where requested.

d. Installation of gypsum wallboard on all tenant space perimeter walls.

e. Installation of all electrical power distribution from common panel located in the building core.

f. Installation of all data, phone, and/or alarm systems from demarcation point located in the utility room.

g. Installation of HVAC system from and including fan coil units, distribution ducts and diffusers.

h. Installation of all lighting within the space including any required egress lighting.

i. Installation of any plumbing, including bar sinks and toilet rooms.

j. All floor finishes, including carpet, vinyl, ceramic, and wood as selected by the tenant.

k. Suspended ceiling system.

l. All wall finishes, including painting and wall covering.

m. All doors and related hardware.

n. All running trim, including wood baseboard, chair rail, crown molding, window and door casing, etc. as selected by tenant.

o. All built in cabinets and counter tops.

p. All pavement required for drive-through area.

q. Construction of drive-through area.

All tenant spaces shall be designed and constructed to conform with Ohio Basic Building Code requirements and the general standard or construction within the building. All improvements shall be approved by the building owners prior to the installation to insure conformance with building quality standards and to avoid conflicts with adjoining tenants. All construction shall be completed only by contractors approved by the building owners. All tenants will be responsible for the costs required to return their space to the original pre-improved condition at the end of the lease unless other arrangements are made with the Landlord.

                                           SCHEDULE 1
                                                                                   Square Footage 7,884
                  Base Rent      $/Sq.Ft.        $ Annually         $ Monthly
                  ---------      --------        ----------         ---------
    Year 1          13.25          13.25         104,463.00         8,705.25
    Year 2          13.75          13.75         108,405.00         9,033.75
    Year 3          14.25          14.25         112,347.00         9,362.25
    Year 4          14.75          15.04         118,575.36         9,881.28       2% increase of Year 3
    Year 5          14.75          15.34         120,940.56         10,078.38      2% increase of Year 4
    Year 6          15.25          16.15         127,326.60         10,610.55      2% increase of Year 5 + .50 difference
    Year 7          15.50          16.72         131,820.48         10,985.04      2% increase of Year 6 + .25 difference
    Year 8          15.50          17.05         134,422.20         11,201.85      2% increase of Year 7
    Year 9          15.50          17.39         137,102.76         11,425.23      2% increase of Year 8
   Year 10          15.50          17.74         139,862.16         11,655.18      2% increase of Year 9